EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS SECOND QUARTER RESULTS

Second Quarter Operating Earnings Ahead Of Expectations
Company Announces Stock Repurchase Plan

Cleveland, Ohio — August 1, 2008 — Brush Engineered Materials Inc. (NYSE:BW) today reported operating results for the second quarter of 2008 that were ahead of the Company’s expectations and announced that its Board of Directors has authorized the Company to repurchase up to 1.0 million, or approximately 5% of the Company’s outstanding shares of common stock.

SECOND QUARTER RESULTS

Sales for the second quarter of 2008 were $246.6 million and net income was $7.2 million or $0.35 per share diluted. Stronger demand for the Company’s materials, especially from the consumer electronics and heavy industrial-related markets, as well as improved margins, led to the stronger than expected sales and earnings for the quarter. Second quarter earnings were negatively affected by the previously announced significant decline in the market price of ruthenium, an important material for the Company’s products for the media market. The decline in the ruthenium market price led to non-cash lower of cost or market inventory charge in the quarter of approximately $6.0 million pretax or $0.18 per share after tax. Excluding this factor, the operating run rate for the quarter was $0.53 per share.

In the prior year, the Company reported a sizable benefit from the sale of product that included a gain related to a significant increase in the market price of ruthenium that had been purchased earlier at a much lower cost. The amount of the gain was approximately $4.5 million pretax or $0.14 per share after tax in the second quarter and approximately $23.0 million pretax or $0.72 per share after tax for the year.

The prior year second quarter sales were $233.6 million. The largest factor in the $13.0 million increase in second quarter 2008 sales compared to the prior year was metal prices passed on to customers. This, plus stronger demand from the cell phone handset market for the Company’s Advanced Material Technologies and Services’ products, greater demand for the Company’s Specialty Engineered Alloys’ materials for the industrial markets and increased demand for the Engineered Material Systems’ disk drive arm products helped to offset the previously disclosed significant decline in the sale of ruthenium-based materials for the media market.

The prior year second quarter net income was $7.9 million or $0.38 per share diluted. Earnings comparisons to the prior year are affected by the non-cash lower of cost or market inventory charge of $6.0 million pre-tax or $0.18 per share after tax, noted above, as well as a $4.0 million pre-tax or $0.13 per share after tax non-cash lower of cost or market ruthenium inventory charge in the prior year second quarter. In addition, the prior year second quarter included the $4.5 million pre-tax or $0.14 per share after tax gain explained above.

STOCK REPURCHASE PLAN

The Company’s Board of Directors has authorized the Company to repurchase up to 1.0 million shares, or approximately 5%, of the Company’s outstanding shares of common stock. The primary purpose of the repurchase program is to offset the dilution created through shares issued under company stock-based compensation plans. The authorization provides the Company the flexibility to use its strong balance sheet to repurchase shares while at the same time maintaining an appropriate level of liquidity to support the Company’s primary strategic goals, which include utilizing available capital for organic growth and strategic acquisition opportunities. The plan to repurchase shares does not represent a deviation from the Company’s strategic focus and the Company does not see any change in its growth expectations and acquisition opportunities.

The stock repurchases will be made from time to time through brokers on the New York Stock Exchange. The repurchase program may be suspended or discontinued at any time.

OUTLOOK

The Company is updating the previously provided guidance for the year. At this time, the Company expects earnings for the full year to be in the range of $1.45 to $1.70 per share. This includes the negative affect of the charges taken in the first and second quarters of the year. Excluding the charges, the operating run rate is in the range of $1.75 to $2.00 per share, up as much as 18% compared to the prior year. The guidance assumes that a significant macro-economic downturn does not develop during the second half.

In the media market, shipments strengthened as the second quarter developed and as re-qualifications of ruthenium-based products progressed. The Company is also seeing stronger demand thus far in the third quarter and expects to see progressively higher shipments of perpendicular media materials in the third and fourth quarters of the year. Steady progress is also being made in the qualification of materials for other layers.

The Company has seen and expects to continue to see strong demand from the cell phone handset market for Advanced Material Technologies and Services’ products, as well as stronger demand for the Company’s products from the medical, oil and gas, and heavy equipment markets throughout the second half.

It is important to continue to reiterate though that the Company’s earnings estimates are subject to significant variability. Metal price changes, metal supply conditions, fluctuations in demand levels driven by such factors as customer inventory swings, product qualifications rates, and new product ramp-up rates in critical markets such as the media market can and have had a significant effect on actual results. The outlook for the year is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies and Services

The Advanced Material Technologies and Services’ segment sales for the second quarter of 2008 were up 3% to $125.4 million compared to $121.3 million in the second quarter of the prior year. Sales for the first six months of 2008 were $246.1 million, down 7% versus the same period last year. Operating profit for the second quarter was $4.8 million versus $4.9 million for the second quarter of 2007. Operating profit year to date was $10.1 million versus $36.8 million for the first six months of last year.

The operating profit for the second quarter of 2008 was negatively impacted by a $6.0 million lower of cost or market charge related to ruthenium inventory. Subsequent to the charge, the value of the Company’s ruthenium inventory potentially subject to future lower of cost or market adjustments is approximately $14.0 million. In the second quarter of the prior year, operating profit was negatively affected by a similar lower of cost or market charge of approximately $4.0 million. Operating profit for the second quarter and year to date 2007 were positively affected by a non-repeat benefit of $4.5 million and $21.4 million respectively from the sale of product that included a gain related to a significant increase in the market price of ruthenium inventory that had been purchased earlier at a much lower cost.

Excluding the aforementioned ruthenium lower of cost or market charges and the first and second quarter 2007 benefit related to the increased ruthenium market price that occurred then, the operating profit for the second quarter of 2008 was $10.8 million versus $4.4 million in the prior year and the operating profit for the first half was $16.1 million versus $19.4 million in the prior year.

Absent the impact of ruthenium prices, sales for media applications declined by approximately $22.7 million in the second quarter and $79.7 million for the first half versus the same periods last year. Approximately 57% or $12.9 million of the second quarter decline in media sales is related to manufacturing ruthenium products using customer supplied material versus our own material. For the first half of the year, the shift to customer-supplied material accounted for 28% or $22.5 million of the decline in media sales.

Strong growth in sales from the handset, photonics including LED applications for traditional lighting, automotive, medical and back lighting for LCD televisions and wireless product applications offset a portion of the decline in media sales for both the second quarter and first half of 2008.

Although, as expected, the segment experienced a decline in media sales for the second quarter and first half of 2008 as compared to the same periods last year, the media volume shipped in the second quarter increased as compared to the first quarter of 2008. Re-qualification of ruthenium materials following a specification change at a major customer that occurred in the fourth quarter of 2007 is complete and shipments to this customer have resumed. In addition, qualifications for the oxide, soft underlayer and new innovative ruthenium products for the perpendicular media market continued to progress during the second quarter. It is anticipated that the media market volume will increase in the third quarter over the second quarter with a stronger ramp up in the fourth quarter of 2008 and through 2009.

Operating profit during the second quarter was negatively impacted by the lower cost of market charge related to ruthenium inventory noted above and the reduced volume in the media business.

Specialty Engineered Alloys

Specialty Engineered Alloys’ sales for the second quarter were $83.0 million, up approximately 10%, or $7.5 million, compared to the second quarter of 2007. Year-to-date sales of $154.3 million were up $8.4 million or 6% compared to the first half of 2007. Operating profit for the second quarter was $4.8 million versus $1.4 million for the second quarter of 2007. Operating profit for the first half of 2008 was $5.5 million compared to the first half of 2007 operating profit of $6.7 million.

The increase in sales in both the second quarter and the first half is primarily due to metal price pass throughs, higher selling prices and a favorable translation effect on foreign sales. Specialty Engineered Alloys has continued to experience strong demand from the oil and gas, heavy equipment, telecommunications infrastructure, and appliance markets. Shipments to the wireless handset market, which began to decline in the first quarter of 2007 due to weaker demand from a major customer, have now leveled off. Sales of ToughMet® for oil and gas applications, for use in directional drilling, artificial lift equipment and offshore well head control equipment have experienced a compounded growth of over 40% over the last three years.

Operating profit for the second quarter of 2008 benefited from a favorable product mix, foreign currency rates, improved yields and improved pricing.

Beryllium and Beryllium Composites

Beryllium and Beryllium Composites’ sales for the second quarter of 2008 were $14.7 million compared to second quarter 2007 sales of $16.5 million. For the first six months of the year sales were $28.1 million compared to $31.7 million for the same period last year. Operating profit for the second quarter was $2.3 million versus $2.4 million for the second quarter of 2007. Operating profit for the first six months of 2008 was $2.6 million compared to $4.6 million for the first half of 2007.

The decline in sales for the second quarter and first half compared to the prior year is primarily due to the impact of the completion, in the prior year, of two large science projects, the Joint European Torus nuclear fusion project and NASA’s James Webb Space Telescope. These projects accounted for $1.2 million of sales in the second quarter and $1.8 million of sales in the first half of 2007. Sales to the defense market began to strengthen during the second quarter and are expected to remain strong for the remainder of the year.

The Company recently announced that its wholly-owned subsidiary, Brush Wellman Inc., entered into a Phase II Technology Investment Agreement with the U.S. Department of Defense for the construction and start up of a $90.4 million primary beryllium facility to be used for strategic defense and growing commercial product applications.

Operating profit for the second quarter and the first half was negatively impacted by the lower sales volume.

Engineered Material Systems

Engineered Material Systems’ sales for the second quarter of 2008 were $19.6 million, up $2.7 million or 16% compared to the second quarter of 2007 sales. Sales for the first six months of 2008 were $37.3 million, up $3.7 million or 11% compared to the first half of 2007. Operating profit in the second quarter was $2.0 million compared to an operating profit of $0.7 million for the second quarter of 2007. Operating profit for the first six months of 2008 was $3.4 million, an increase of $2.1 million compared to the first half 2007.

The stronger sales for the second quarter and the first half are due to higher sales of materials for disk drive arms, sales of new products to the energy market and continued strength from automotive electronics.

The higher sales volume, plus improved yields and productivity from operations led to the improved operating profit for the quarter and the first six months of 2008.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President, and CEO, stated. “I am encouraged by the continuing strong conditions in our key markets and the margin improvements noted in our key segments. Our execution in the media market will be critical as we move through the second half of the year. We have also maintained a strong balance sheet and continue to generate strong cash flows which allow us the flexibility to support our organic growth, continue to pursue niche acquisitions and, now with the Board authorization, repurchase shares when appropriate, all of which contribute to strengthening shareholder value.”

CONFERENCE CALL

Brush Engineered Materials’ quarterly earnings conference call will be held today at 11:00 a.m. Eastern Time. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0782, callers outside the U.S. can dial (201) 689-8567.

NON-GAAP FINANCIAL MEASURES

We have presented in this release operating results both including the impact of ruthenium metal pricing and other factors, as required by generally accepted accounting principles, and excluding that effect. Management considers the presentation of operating results excluding the effects of ruthenium metal pricing, including its effect on sales from our products that include a gain or loss related to an increase or reduction in the market price of ruthenium inventory and other factors to be a better representation of our baseline business. A reconciliation of the Non-GAAP financial measures follows.

Reconciliation of Non-GAAP Financial Measures

	Second Quarter		First Half
	For the three	For the three	For the six	For the six
	months ended June	months ended June	months ended June	months ended June
	29, 2007	27, 2008	29, 2007	27, 2008
GAAP Diluted EPS	$0.38	$0.35	$1.50	$0.57
Gain on sale of ruthenium inventory	(0.14)	0.00	(0.66)	0.00
Lower of cost or market ruthenium inventory charge	0.13	0.18	0.13	0.18
Loss on sale of a subsidiary	0.00	0.00	0.02	0.00
Accounts receivable correction related to the prior year 2007	0.00	0.00	0.00	0.09
Change in deferred tax valuation	0.00	0.00	0.00	0.02
Non-recurring purchase accounting costs	0.00	0.00	0.00	0.02

Non-GAAP Operating Run Rate	$0.37	$0.53	$0.99	$0.88

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components, appliance and medical;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the year 2008;

•	Our success in developing and introducing new products and new product ramp up rates, especially in the media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses, including the recent acquisition of the assets of Techni-Met, Inc.;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of raw materials (both base and precious metals), tax rates, interest rates, metal financing fees, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive and deferred compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that may impact our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	June 27,	Dec 31,
(Dollars in thousands)	2008	2007
Assets
Current assets
Cash and cash equivalents	$15,163	$31,730
Accounts receivable	120,113	97,424
Other receivables	0	11,263
Inventories	181,089	165,189
Prepaid expenses	19,635	17,723
Prepaid income taxes	956	0
Deferred income taxes	5,979	6,107

Total current assets	342,935	329,436
Other assets	32,781	11,804
Related-party notes receivable	98	98
Long-term deferred income taxes	0	1,139
Property, plant and equipment	614,577	583,961
Less allowances for depreciation,
depletion and amortization	414,606	397,786

	199,971	186,175
Goodwill	39,799	21,899

	$615,584	$550,551

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$35,624	$24,903
Current portion of long-term debt	600	600
Accounts payable	34,991	27,066
Other liabilities and accrued items	44,550	55,936
Unearned revenue	504	2,569
Income taxes	0	2,109

Total current liabilities	116,269	113,183
Other long-term liabilities	14,806	11,629
Retirement and post-employment benefits	59,381	57,511
Long-term income taxes	4,327	4,327
Deferred income taxes	553	182
Long-term debt	50,905	10,005
Shareholders’ equity	369,343	353,714

	$615,584	$550,551

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		First Half Ended
	June 27,	June 29,	June 27,	June 29,
(Dollars in thousands except share and per share amounts)	2008	2007	2008	2007
Net sales	$246,584	$233,563	$472,931	$483,877
Cost of sales	201,736	191,782	391,065	372,712

Gross margin	44,848	41,781	81,866	111,165
Selling, general and administrative expenses	28,503	26,564	55,292	55,234
Research and development expenses	1,644	1,275	3,141	2,601
Other-net	3,089	1,325	3,850	3,858

Operating profit	11,612	12,617	19,583	49,472
Interest expense-net	649	571	985	1,254

Income before income taxes	10,963	12,046	18,598	48,218
Income taxes	3,805	4,107	6,844	17,165

Net income	$7,158	$7,939	$11,754	$31,053

Per share of common stock: basic	$0.35	$0.39	$0.58	$1.53
Weighted average number
of common shares outstanding	20,399,000	20,351,000	20,394,000	20,254,000
Per share of common stock: diluted	$0.35	$0.38	$0.57	$1.50
Weighted average number
of common shares outstanding	20,653,000	20,736,000	20,626,000	20,709,000
See notes to consolidated financial statements.